Exhibit 4.10

Newmark

Deed of Variation of Lease

Premises:

Suite 0403, Level 4

650 Chapel Street South Yarra

THE TRUST COMPANY (AUSTRALIA) LIMITED ACN 000 000 993

in its capacity as custodian for the Newmark Como Property Trust

(Lessor)

OPTHEA LIMITED ACN 006 340 567

(Lessee)

gadens

Level 13, Collins Arch 477 Collins Street

Melbourne VIC 3000 Australia

T+61 3 9252 2555

F+61 3 9252 2500_16802469_1

Deed of Variation of Lease

Dated the  23day of2022

Parties

1.	THE TRUST COMPANY (AUSTRALIA) LIMITED ACN 000 000 993 in its capacity as custodian for the Newmark Como Property Trust of Como Centre of Level 17, 644 Chapel Street, South Yarra, Victoria, 3141

(Lessor)

2.	OPTHEA LIMITED ACN 006 340 567 of Level 4,650 Chapel Street, South Yarra, Victoria,

3141

(Lessee)

Background

A.	By the Lease the Lessor leased to the Lessee the Premises at the rental and upon the terms covenants and conditions contained in the Lease.

B.	The Lessee has requested and the Lessor has agreed to vary the Lease as set out in this Deed from the Variation Deed.

C.	This Deed is supplemental to the Lease.

Operative provisions

1.	Definitions and Interpretation
1.1	Definitions

With the exception of the definitions contained in this clause, unless a contrary intention is expressed or implied, words and expressions defined in the Lease have the same meanings when used in this Deed:

Deed means this Deed as modified, amended or varied in writing from time to time. Lease means the lease between the Lessor and the Lessee dated 12 November 2019. Premises means has the meaning given to it in the Lease.

Trust means the Newmark Como Property Trust.

Variation Date means 15 July 2022.

1.2	Interpretation

In this Deed unless the context otherwise requires:

(a)	clause and subclause headings are for reference purposes only;

(b)	the singular includes the plural and vice versa;

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(c)	words denoting any gender include all genders;

(d)	reference to a person includes any other entity recognised by law and vice versa;

(e)	terms defined in the Lease have the same meaning in this Deed; and

(f)	where a word or phrase is defined its other grammatical forms have a corresponding meaning.

2.	General provisions

2.1	To the extent, if any, to which any of the provisions of the Lease differ or depart from the provisions of this Deed as to any matter the provisions of this Deed shall prevail.

2.2

The proper law of this Deed shall be the law of the State of Victoria and the parties agree to accept the jurisdiction of the Courts of the State of Victoria and the jurisdiction of the High Court of Australia.

2.3	Each party will pay its own costs associated with the negotiation and preparation of this Deed.

3.	Amendments to the Lease
3.1	The Lessor and the Lessee hereby covenant and agree that on and from the Variation Date, the Lease shall be varied as follows:-

(a)	Item 7 (Expiry Date) of the Commercial Terms Schedule is deleted and replaced with the following:-

"14 July 2025'".

(b)	A new clause 27 is inserted as follows:-

"27.1	The Tenant shall be provided with a Landlord's special contribution in the amount of $22,500 plus GST.

27.2  The Landlord's special contribution under clause 27.1 will be provided by way of an equal monthly abatement of Base Rent (but not Outgoings Contribution) over the period 15 July 2022 to 14 July 2023. ".

4.	Acknowledgements and Agreements

4.1

Other than the variations made to the Lease by this Deed, the Lessor and the Lessee and the Guarantors hereby confirm that the terms and conditions of the Lease shall continue to apply throughout the term of the Lease.

4.2

To the extent, if any, that any variation of the Lease effected by clause 3 constitutes a surrender of the Lease at law, the parties agree that the Lessor grants and the Lessee accepts a further lease of the Premises with effect from the Variation Date, on the terms of the Lease as varied by this Deed.

5.	Limitation of Custodians Liability
5.1	The Trust Company (Australia) Limited ("Custodian") enters into this Deed only as agent of Newmark Capital Limited ("Client") being the trustee of the Trust. The Custodian can only act

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in accordance with the terms of the agreement under which it is appointed as the Client's agent and is not liable under any circumstances to any party under this Deed. This limitation of the Custodian's liability applies despite any other provision of this Deed and extends to all liabilities and obligations of the Custodian in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Deed.

5.2

The Custodian is not obliged to do or refrain from doing anything under this Deed (including, without limitation, incur any liability) unless the Custodian's liability is limited in the same manner as set out in clauses 5.1 to 5.4.

5.3	No attorney, agent, receiver or receiver and manager appointed in accordance with this Deed has authority to act on behalf of the Custodian in a way which exposes the Custodian to any liability.

5.4

If, whether by the express provisions of this Deed or by implication of law, the Custodian makes or is taken to have made any representation or warranty then, except for the representations and warranties that can only be within the Custodian's actual corporate knowledge, those representations and warranties are taken to have been made by the Client.

6.	Newmark Limitation of Liability
6.1	The Lessor enters into this lease only in its capacity as agent for Newmark Capital Limited

("Trustee") as the trustee of the Trust and in no other capacity.

6.2

The parties acknowledge that the Trustee incurs any liability through the Lessor as its agent solely in its capacity as trustee of the Trust and agree that (to the maximum extent permitted by law, but subject to clause 6.5), that the Trustee will cease to have any liability as trustee of the Trust if the Trustee ceases for any reason to be the trustee of the Trust.

6.3

A liability incurred by the Trustee arising under or in connection with this lease is limited to and can be enforced against the Trustee only to the extent to which it can be satisfied out of the assets of the Trust and out of which the Trustee is actually indemnified for the liability. The Trustee will exercise its rights of indemnification in order to satisfy its obligations this lease. This limitation of the Trustee's liability applies despite any other provision of any other lease (other than clause 6.3) and extends to all liabilities and obligations of the Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to any agreement between the parties.

6.4

No party is entitled to sue the Trustee in any capacity other than as trustee of the Trust, including seeking the appointment of a receiver, a liquidator, an administrator or any similar person to the Trustee or prove in any liquidation, administration or arrangement of or affecting the Trustee (except in relation to the assets of the Trust).

6.5

The provisions of this clause 6 do not apply to any obligation or liability of the Trustee to the extent that it is not satisfied because under the Trust's constituent documents or by operation of law the Trustee is not indemnified or there is an elimination of or a reduction in the extent of the Trustee's indemnification out of the assets of the Trust as a result of the Trustee's fraud, negligence, wilful misconduct or breach of trust.

6.6

No act or omission of the Trustee (including any related failure to satisfy its obligations or breach of representation or warranty under this lease will be considered fraud, negligence, wilful misconduct of the Trustee for the purpose of clause 6.5 to the extent to which the act or omission was caused or contributed to by any failure by another person (other than a person whose acts or omissions the Trustee is liable for, as agent, officer, employee, contractor or otherwise) to fulfil its obligations relating to the Trust or by any other act or omission of another person (other than a person whose acts or omissions the Trustee is liable for, as agent, officer, employee, contractor or otherwise).

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6.7

No receiver or receiver and manager appointed has authority to act on behalf of the Trustee in any way which exposes the Trustee to any personal liability and no act or omission of any such person will be considered fraud, negligence, wilful misconduct or a breach of a representation and warranty as to authority for the purpose of clause 6.5.

6.8	The Trustee is not obliged to enter into any commitment or obligation under any agreement unless the Trustee's liability is limited in accordance with this clause 6.

7.	Goods and Services Tax
7.1	In this Deed:

(a)	words or expressions which are defined in the GST Law have the same meaning, except where the context suggests otherwise;

(b)	any part of a supply which is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) is treated as a separate supply;

(c)

references to GST payable and to input tax credit entitlement include GST payable by, and input tax credit entitlement of, the representative member for a GST group of which the entity is a member; and

(d}	references to something done (including a supply made) by a party includes something done by any entity through which that party acts.

7.2	All consideration for a supply made under or in connection with this Deed is exclusive of GST, unless specified to be GST inclusive.

7.3

Where a party (Supplier) makes a taxable supply under or in connection with this Deed, the recipient will pay to the Supplier an amount equal to the amount of GST payable on the supply (GST Amount) at the same time as the recipient first provides consideration for that supply, unless the consideration is specified to be GST inclusive.

7.4	Where clause 7.3 applies, the Supplier must deliver a tax invoice to the recipient of the supply no later than the time at which the GST Amount for that supply is to be paid.

7.5	If an adjustment event occurs in relation a taxable supply for which a GST Amount was paid under clause 7.3:

(a)

and the GST Amount properly payable varies from that paid, the Supplier will provide a corresponding refund or credit to or will be entitled to receive the amount of that variation from, the recipient. The amount paid, refunded or credited is taken to form part of the GST Amount should a subsequent adjustment event occur; and

(b)	the Supplier must deliver an adjustment note to the recipient as soon as reasonably practicable after the Supplier becomes aware of the adjustment event.

7.6

Where a party is required to reimburse or indemnify another party under this Deed, the reimbursement or indemnity payment will be reduced by an amount equal to the amount of the payee's input tax credits entitlement on the outgoing, expense or loss which is to be reimbursed or indemnified.

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Executed as a Deed:23 May 2022_

Signed for THE TRUST COMPANY (AUSTRALIA) LIMITED ACN 000 000 993

by its attorney pursuant to Power of Attorney dated 18/9 /2014")

(who states that by executing this document

that the attorney has received no notice of revocation of the power of attorney):

Shane Johnstone Client Service Officer

Attorney Signature

Trent Franklin

Senio1• Client Manager

Print NamePrint Name

EXECUTED by

OPTHEA LIMITED ACN 006 340 567

in accordance with s127 of the Corporations Act

2001by:

Megan Baldwin-Karen Adams

Name of Director (Block Letters)Name Secretary (Block Letters)

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